Exhibit 10.10

EMPLOYMENT CONTINUITY AGREEMENT

     THIS EMPLOYMENT CONTINUITY AGREEMENT (this “Agreement”) is between LSB BANCSHARES, INC., a North Carolina Corporation (referred to in this Agreement as the “Company,” which term includes any subsidiary of the Company where the context so requires), and Monroe Jackson Smith, Jr., a resident of Forsyth, North Carolina (“Executive”), and is effective as of October 15, 2001 (the “Effective Date”).

     The Company’s Board of Directors (the “Board”) acknowledges that Executive’s contributions to the growth and success of the Company will be substantial. As a publicly held corporation, the Board recognizes that there exists a possibility of a change in control of the Company. The Board also recognizes that the possibility of such a change in control may contribute to uncertainty on the part of the Executive and may result in the departure or distraction of the Executive from his responsibilities to the Company.

     The Board believes that outstanding management is essential to advancing the best interests of the Company and its shareholders. In the event of a threat or occurrence of a bid to acquire or change control of the Company or to effect a business combination, it is particularly important that the Company’s business be continued with a minimum of disruption. The Board believes that the objective of securing and retaining the Executive will be achieved if the Executive is given assurances of employment security so that he will not be distracted by personal uncertainties and risks created by such circumstances.

     The Board believes that such assurances will secure the continued services of the Executive in the performance of his regular duties and such extra duties as may be required of him during such periods of uncertainty and enable the Company to rely on such Executive to manage its affairs during any such period with less concern for his personal risks.

     The Stock Option and Compensation Committee of the Board (the “Committee”) has recommended, and the Board has approved, entering into this Agreement with the Executive in order to achieve the foregoing objectives.

     Accordingly, the Company and Executive enter into this Agreement to induce Executive to remain an employee of the Company and to continue to devote his full energy to the Company’s affairs.

1)	Term. Upon execution by the Company and Executive, this Agreement is effective as of the Effective Date. Unless terminated in accordance with Section 5 of this Agreement, the term of this Agreement will commence as of the Effective Date and continue until the first anniversary of the Effective Date, and the term of this Agreement shall automatically be extended an additional one day whenever the term of the Agreement has less than one year remaining, so that the term of the Agreement shall always have at least one year remaining, unless terminated in accordance with Section 5 of this Agreement.

2)	Employment.

a)	Effective Date. The Company and Executive hereby agree that Executive’s employment shall continue on and after the Effective Date. The terms and conditions of Executive’s employment are further described in Section 3 of this Agreement.

b)	Employment Period. If Executive is employed by the Company on a Control Change Date (as defined in Section 2(c) of this Agreement), the Company further agrees that the Company or its successor shall continue to employ Executive, and Executive further agrees that he shall continue as an employee of the Company, for a period not less than the Continued Employment Period. For purposes of this Agreement, the Continued Employment Period begins on the Control Change Date and ends on the earlier to occur of the (i) first anniversary of such Control Change Date or (ii) Executive’s Normal Retirement Date (as defined under the Lexington State Bank Employees Pension Plan, as in effect on the Effective Date or as amended thereafter prior to a Control Change Date). During the Continued Employment Period and thereafter, the terms and conditions of Executive’s employment shall be as described in Section 4 of this Agreement.

c)	Change in Control and Control Change Date. For purposes of this Agreement, a Change in Control occurs if, after the Effective Date, (i) either: (A) any Person (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or the Company itself) becomes the owner or beneficial owner of Company securities having 20% or more of the combined voting power of the then outstanding Company securities that may be cast for the election of the Board (other than as a result of an issuance of securities initiated by the Company, or open market purchases approved by the Board, as long as the majority of the Board approving the purchases are directors at the time the purchases are made); or (B) a cash tender or exchange offer for 20% or more of the combined voting power of the then outstanding Company securities that may be cast for the election of the Board is effected, a merger, consolidation, reorganization or other business combination involving the Company occurs, a sale of all or substantially all of the Company’s assets occurs, a contested election of directors occurs, or any combination of these transactions or similar events occur, and (ii) at any time, the Continuing Directors (as defined below) cease to constitute a majority of the Board, or any successor’s board for whatever reason. For purposes of the preceding sentence, “Continuing Director” means any member of the Board while a member of the Board, and who (A) was a director of the Company before the consummation of the transactions described in the preceding sentence or (B) whose subsequent nomination for election or election to the Board was recommended or approved by a majority of the Continuing Directors serving on the Board before the consummation of the transactions described in the preceding sentence, with each such member then being treated as a director described in (ii)(A) of this Section; and “Person” means any individual, firm, corporation, partnership, limited liability company, trust or other entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, and any successor (by merger or otherwise) of such entity.

For purposes of this Agreement, a Control Change Date is the date on which a Change in Control occurs. If a Change in Control is effectuated through the consummation of a series of transactions, a Control Change Date is the closing date of the last of such transactions.

3)	Terms of Employment Before a Control Change Date.

a)	General Duties. Executive shall continue to exercise such authority and perform such executive duties as are commensurate with the authority being exercised and duties being performed by Executive as of the Effective Date or such other authority and duties as the Company and Executive may agree.

b)	Place of Employment. Executive’s services shall be performed at the location where Executive was employed immediately before the Control Change Date or such other location as the Company and Executive may agree.

c)	Working Facilities and Support Staff. Executive is entitled to an office of a size and with furnishings and other appointments reasonably equal to those provided to Executive as of the Effective Date. Executive is entitled to secretarial and other assistance, and to such other facilities, equipment, and supplies at least equal to those provided to Executive as of the Effective Date.

d)	Expenses Generally. Executive is entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in connection with the performance of Executive’s duties of employment hereunder. Reimbursement shall be made in accordance with the Company’s policies and procedures in effect on the Effective Date or as amended prior to a Control Change Date.

e)	Meetings, Conventions, and Seminars. Executive is encouraged to attend seminars, professional meetings and conventions, and educational courses that are reasonably related to Executive’s employment with the Company. The reasonable cost of travel, tuition or registration, food, and lodging for attending those activities shall be paid by the Company. Other costs shall be paid by Executive, unless the Company authorizes those costs. If such other costs are authorized expenses, Executive shall be reimbursed after satisfying the Company’s policies and procedures for such reimbursement.

f)	Promotional Expenses. Executive is encouraged to incur reasonable expenses for promoting the Company’s business. Such promotional expenses include travel, entertainment (including memberships in social and athletic clubs), professional advancement, and community service expenses. Executive agrees to bear those expenses except to the extent that those expenses are incurred at the Company’s specific direction or those expenses are specifically authorized by the Company as expenses that the Company may pay directly or indirectly through reimbursement to Executive.

g)	Outside Activities. Executive may (i) serve on corporate, civic, or charitable boards or committees; (ii) deliver lectures, fulfill speaking engagements, or teach at educational institutions; and (iii) manage personal investments, provided that such activities do not materially interfere with the performance of Executive’s responsibilities for the Company or violate any applicable law. To the extent that any such activities have been conducted by Executive before the Effective Date, such prior conduct of activities and any subsequent conduct of activities similar in nature and scope shall not be deemed to interfere with the performance of Executive’s responsibilities for the Company.

h)	Compensation and Benefits. Executive’s compensation and benefits shall be the same as those in effect on the Effective Date, subject to periodic review and adjustment by the Company or as adjusted prior to a Control Change Date.

As of the Effective Date, Executive’s compensation includes, but is not limited to, the following: (i) an annual base salary of eighty-three thousand dollars ($83,000.00); (ii) incentive compensation pursuant to the Company’s Management Incentive Plan; (iii)

participation in the Lexington State Bank Employees Savings Plus Plan; (iv) participation in the Lexington State Bank Employees Pension Plan; and (v) participation in the Company’s 1996 Omnibus Stock Incentive Plan.

As of the Effective Date, Executive’s benefits include, but are not limited to, the following: (i) reimbursement in accordance with the policies of the Company for business use of Executive’s personal automobile and related expenses; (ii) group life, accidental death and dismemberment, long-term disability, and medical insurance; and (iii) Paid Time Off Days.

This Section 3(h) does not change the terms of any compensation arrangement, benefit program or benefit plan maintained by the Company and does not give Executive any additional vested interest in any compensation or benefit to which Executive is not already entitled under any such program or plan on the Effective Date.

4)	Terms of Employment On and After a Control Change Date.

(a)	General. During the Continued Employment Period and thereafter, the terms and conditions of Executive’s employment, as described in Section 3, shall continue in effect, except that such terms and conditions are fixed as of the day before a Control Change Date and Executive’s compensation and benefits are governed by Section 4(b).

(b)	Compensation and Benefits. During the Continued Employment Period and thereafter, the Company shall: (1) continue to pay Executive an annual base salary not less than Executive’s annual base salary in effect on the day before a Control Change Date; (ii) pay Executive during each successive twelve-month period beginning on a Control Change Date incentive compensation in amounts not less in amount than those paid to Executive during the twelve-month period preceding the day before a Control Change Date; and (iii) continue all compensation and employee benefit plans and programs, including all compensation, plans and benefits described in Section 3(h) of this Agreement, at levels in effect on the day before a Control Change Date (to the extent practicable and subject to such reductions as may be required to maintain such plans in compliance with applicable nondiscrimination and other federal laws regulating employee benefit plans and programs) or pay Executive an amount necessary to provide essentially comparable benefits (assuming, in the case of insured benefits, that Executive is then insurable at standard rates).

5)	Disability or Death of Executive.

a)	Termination of Employment on Disability. The Company, pursuant to a resolution duly adopted by the Board, may terminate Executive’s employment if Executive becomes Disabled (defined below) by giving Executive written notice of its intention to terminate Executive’s employment, subject to the terms and conditions specific in the notice. If Executive becomes Disabled and does not return to the performance of his duties for the Company in accordance with the terms and conditions set forth in the notice, Executive’s employment with the Company shall terminate (the “Disability Effective Date”). For purposes of this Agreement, “Disabled” has the meaning set forth under the Long Term Disability Plan of Lexington State Bank or any successor plan or amendment to such Plan. If Executive’s employment is terminated because Executive is Disabled, Executive will not receive any Continued Compensation under Section 6 but is entitled, after the Disability

Effective Date, to receive disability and other benefits on a basis comparable to those provided by the Company to disabled employees and their families in accordance with such plans, programs, and policies relating to Executive’s disability, if any, as in effect on the Effective Date or as instituted or amended thereafter.

b)	Termination of Employment on Death. If Executive dies, his employment shall automatically terminate as of the date of death of the Executive. If Executive’s employment is terminated because Executive dies, Executive will not receive any Continued Compensation under Section 6 but is entitled, after the date of death, to receive death and other benefits on a basis comparable to those provided by the Company to deceased employees and their families in accordance with such plans, programs, and policies relating to Executive’s death, if any, as in effect on the Effective Date or as instituted or amended thereafter.

6)	Liquidated Damages Upon Termination of Employment Other Than by Disability or Death.

a)	General. Executive is entitled to receive Continued Compensation according to the remaining provisions of this Section 6 if Executive’s employment with the Company terminates due to an event described in Section 6(b) or 6(c). If Executive’s employment terminates and an event described in Section 6(b) or 6(c) has not occurred, Executive is not entitled to any Continued Compensation under this Section 6. If Executive’s employment terminates before a Control Change Date and if Executive reasonably demonstrates that such termination of employment was effectuated at the request or direction of a third party who had taken steps reasonably calculated to effect a Change of Control or otherwise arose in connection with or in anticipation of a Change of Control, then for purposes of this Agreement, the Executive’s employment shall be treated as if it had terminated during the Continued Employment Period.

b)	Termination by the Company. Subject to the conditions of Section 7, Executive is entitled to receive Continued Compensation if Executive’s employment is terminated by the Company without cause (“cause” being limited to Executive’s acts of knowingly or willfully violating any federal or state law or regulation applicable to the performance of Executive’s duties, theft, embezzlement, fraud, or moral turpitude involving or negatively affecting the Company or material failure to satisfy the specific duties and/or responsibilities of the Executive’s position.

c)	Voluntary Termination. Subject to the conditions of Section 7, Executive is entitled to receive Continued Compensation if Executive voluntarily terminates his employment with the Company after: (i) Executive does not receive salary increases, incentive compensation, stock options and other benefits comparable to that which Executive received in prior years, unless such failure to increase compensation is part of, and consistent with, an across-the-board reduction in compensation of senior officers of the Company; or (ii) Executive’s salary, incentive compensation, stock options or other benefits are reduced, unless such reduction is part of, and consistent with, an across-the-board reduction in compensation of senior officers of the Company; or (iii) Executive’s status, title(s), office(s), working conditions, or management responsibilities are diminished (other than changes in reporting or management responsibilities required by applicable federal or state law); or (iv) Executive’s place of employment is relocated more than fifty (50) miles without Executive’s consent. Executive will be entitled to receive Continued Compensation on account of his voluntary termination under this Section 6(c) only if such voluntary termination occurs within three months after an event described in (i), (ii), (iii), or (iv) above, or within three months after the last in a series of such events.

d)	Continued Compensation. If Executive’s employment terminates before a Control Change Date or after the Continued Employment Period because of an event described in Section 6(b) or 6(c), subject to the conditions of Section 7, Continued Compensation equal to Executive’s Base Period Income (calculated in accordance with Section 6(e)) shall be paid to Executive or his designee in twelve equal monthly installments. If Executive’s employment terminates during the Continued Employment Period because of an event described in Section 6(b) or 6(c), subject to the conditions of Section 7, Continued Compensation equal to Executive’s Base Period Income shall be paid in twelve equal monthly installments to Executive or his designee, commencing on the first day of the month following Executive’s termination of employment with the Company because of an event described in Section 6(b) or 6(c) and shall continue on the first day of each month thereafter until paid in full, subject to receipt by the Company of notification from the Accounting Firm (defined below) of its determination regarding the reduction, if any, of Continued Compensation according to Section 6(g).

e)	Base Period Income. Executive’s “Base Period Income” shall equal his annual base salary as of his termination date, plus an amount equal to the incentive compensation awarded to or accrued for Executive for the fiscal year immediately prior to the fiscal year in which Executive’s termination date occurs (but in no event shall such amount be less then the Incentive compensation amount required to be paid during the Continued Employment Period under Section 4(b)(ii), hereof, if the Executive’s employment terminates during the Continued Employment Period). Amounts of such base salary and incentive compensation that Executive has elected to defer during the relevant period shall be included in the calculation of Base Period Income.

f)	Other Payments or Benefits. In addition to any payments provided under this Agreement or under any other arrangement between the Company and Executive, Executive shall be entitled on termination of employment to (i) any cash or property due him as a result of the exercise of a stock option granted under the Company’s 1996 Omnibus Stock Incentive Plan or a successor plan or under any other incentive, benefit or compensation plan of the Company and (ii) any payments or benefits due him, whether or not “parachute payments” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)(but subject to Section 6(g)), including amounts that Executive is entitled to receive under Company maintained tax-qualified plans and any health care coverage under Company maintained welfare plans for which Executive pays the cost.

g)	Certain Reduction of Continued Compensation.

i)	For purposes of this Section 6(g),

(A)	A “Payment” means any amount that, if paid, would be a payment or distribution in the nature of compensation to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise;

(B)	“Continued Compensation” means a Payment paid or payable pursuant to Section 6(d) (calculated as if there were no reduction of Continued Compensation according to this Section 6(g));

(C)	“Net After Tax Receipts” means the Present Value of a Payment net of all taxes imposed on Executive with respect to that Payment under Sections 1 and 4999 of the Code, determined by applying the highest marginal rate under

Section 1 of the Code that applied to Executive’s taxable income for the immediately preceding taxable year;

(D)	“Present Value” means the value determined in accordance with Section 280G(d)(4) of the Code; and

(E)	“Reduced Amount” means the smallest aggregate amount of all Payments that (1) is less than the sum of all Payments and (2) results in aggregate Net After Tax Receipts that are equal to or greater than the Net After Tax Receipts that would result if the aggregate Payments were any other amount less than the sum of all Payments.

ii)	Notwithstanding any other Section of this Agreement, if the accounting firm that is engaged to audit the Company’s financial statements (the “Accounting Firm”) determines that receipt of all Payments would subject Executive to tax under Section 4999 of the Code, it shall determine whether some amount of Payments would meet the definition of a “Reduced Amount.” If the Accounting Firm determines that there is a Reduced Amount, one or more Payments shall be reduced to that Reduced Amount, but not below zero. If any reduction of Payments is required by the preceding sentence, (A) Payments other than Continued Compensation shall be reduced first, and (B) Continued Compensation shall be reduced in a manner that shortens the period over which Continued Compensation is paid (and, thus, the number of monthly installments payable) but does not reduce the amount of a monthly installment that would be paid but for this Section 6(g).

iii)	If the Accounting Firm determines that one or more Payments should be reduced to the Reduced Amount, the Company shall promptly notify Executive of that determination, sending a copy of the detailed calculations by the Accounting Firm. All determinations made by the Accounting Firm under this Section 6(g) are binding upon the Company and Executive and shall be made within sixty (60) days after Executive’s employment termination, unless reasonable cause requires an extension of time. The Accounting Firm shall furnish written notice to the Company and Executive of any required extension before the end of the sixty (60) day period; but the Accounting Firm shall make its determinations under this Section as soon as possible and not later than six months after Executive’s employment terminates.

iv)	It is the intention of the Company and Executive to reduce one or more Payments only if the aggregate Net After Tax Receipts to Executive would be increased by that reduction. However, it is possible that, as a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm under this Section, amounts shall have been paid or distributed under this Agreement to or for the benefit of Executive, which amounts should not have been so paid or distributed (“Overpayment”), or that additional amounts not paid or distributed under the Plan to or for the benefit of Executive could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount. If the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or Executive, which assertion the Accounting Firm believes has a high probability of success, or based upon controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Executive, which loan Executive shall repay to the Company on terms acceptable to Executive and the Company together with interest at the applicable federal rate under Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount is payable by Executive to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which Executive is subject to tax under Section 1 or 4999 of the Code or generate a refund of such taxes. If the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, the Accounting Firm shall promptly notify the Company of the amount of the Underpayment. The Company shall take action to address the Underpayment in a manner that as nearly as possible restores Executive to the position he would have been in if there had been no Underpayment.

7)	Executive Covenants.

a)	Confidential Information. Executive acknowledges that the Confidential Information (as defined below) relating to the business of the Company which Executive has obtained or will obtain during the course of his association with the Company are the property of the Company. Executive agrees that he has not disclosed or used for personal gain prior to the Effective Date, and will not disclose or use for personal gain at any time, either during or after his employment with the Company, any Confidential Information without the written consent of the Board. Executive agrees to deliver to the Company at the completion of his employment with the Company, or at any other time that the Company may request, all memoranda, lists, notes, plans, records, documentation and other materials (and copies thereof) containing Confidential Information relating to the business of the Company, no matter where such material is located and no matter what form the material may be in, which Executive may then possess or have under his control. If requested by the Company, Executive shall provide to the Company written confirmation that all such materials have been delivered to the Company or have been destroyed. Executive shall take all appropriate steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss, theft, and publication.

(i)	“Confidential Information” shall mean information which is not generally known to the public and which is used, developed or obtained by the Company relating to the businesses of the Company or the business of any customer thereof, including, without limitation: products or services; fees, costs and pricing structure; designs; analyses; formulae; drawings; photographs; reports; computer software; including operating systems, applications, program listings, flow charts, manuals and documentation; databases; accounting and business methods; inventions and new developments and methods, whether patentable or unpatentable and whether or not reduced to practice; all copyrightable works; a listing of the customers of the Company, the Confidential Information of any customer thereof, all records and files concerning the Company or the Company’s customers; and all similar and related information in whatever form. Confidential information shall not include any information which (i) was rightfully known by Executive prior to employment with the Company; (ii) is publicly disclosed by law or in response to an order of a court or governmental agency; (iii) becomes publicly available through no fault of Executive or anyone under his control; or (iv) has been published in a form generally available to the public prior to the date upon which Executive proposes to disclose or use such information. Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all of the material features comprising such information have been published in combination.

b)	Records and Files. All records and files concerning the Company or the Company’s customers belong to and shall remain the property of the Company.

c)	Covenant Not to Compete. Executive acknowledges that his services are of a special, unique and extraordinary value to the Company and that he has access to the Company’s trade secrets, Confidential Information and strategic plans of the most valuable nature. Accordingly, Executive agrees that during the term of his Employment with the Company and for one (1) year following the date of termination of such employment (the “Termination Date”) Executive shall not directly or indirectly own, manage, control, participate in, consult with, or render services for a bank, financial institution or similar entity that has a banking office located either in a county in which the Company has a banking office or plans to open a baking office on the Termination Date (a “Company County”) or in a county contiguous to a Company County, Nothing herein shall prohibit Executive from being a passive owner of not more than 1 % of the outstanding stock of any class of a competing corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(i)	In addition, during the employment with the Company and for a period of one (1) year following the Termination Date, neither Executive, nor anyone under his control, shall (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, (ii) hire directly or through another entity any person who was an employee of the Company or any subsidiary at any time during the time in which the Executive was employed by the Company, or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company.

(ii)	Executive agrees that these restrictions on competition and solicitation shall be deemed to be a series of separate covenants not-to-compete and a series of separate non-solicitation covenants for each month within the specified periods, separate covenants not-to-compete and non-solicitation covenants for each county within the state and for each state within the United States, and separate covenants not-to-compete for each area of competition. If any court of competent jurisdiction shall determine any of the foregoing covenants to be unenforceable with respect to the term thereof or the scope of the subject matter or geography covered thereby, the parties hereto agree that such remaining covenants shall nonetheless be enforceable by such court against such other party or parties or upon such shorter term or within such lesser scope as may be determined by the court to be enforceable.

(iii)	Because Executive’s services are unique and because Executive has access to Confidential information and strategic plans of the Company of the most valuable nature, the parties agree that the covenants contained in this Section 7 are necessary to protect the value of the business of the Company and that a breach of any covenant would result in irreparable and continuing damage for which there would be no adequate remedy at law. The parties agree therefore that in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof.

d)	Notwithstanding Sections 3, 4 or 6, if Executive violates this Section 7, any unpaid Continued Compensation shall immediately be forfeited as of the date of any violation.

8)	Legal Fees and Expenses. Each party hereto shall be responsible for bearing its own costs in seeking to obtain, enforce or defend any right or benefit provided by this Agreement.

9)	Governing Law. This Agreement and performance hereunder and all suits, actions and other proceedings hereunder shall be construed in accordance with and under and pursuant to the laws of the State of North Carolina, (except its choice of law provisions to the extent that they would require the application of the laws of a state other than the State of North Carolina), and in any suit, action or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of North Carolina (except its choice of law provisions to the extent that they would require the application of the laws of a state other than the State of North Carolina) shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any suit, action or other proceeding may be instituted.

10)	Amendment. This Agreement may not be amended except by the written agreement of Executive and the Company (with the Company acting by adoption of a resolution by the Board recommended by the Committee).

11)	Binding Effect. The parties agree that this Agreement is enforceable under the laws of the State of North Carolina. This Agreement is binding on the Company, its successors, and assigns and on Executive and his personal representatives; and the Company will not consolidate or merge into or with another corporation, or transfer all or substantially all of its assets to another corporation (the “Successor Corporation”) unless the Successor Corporation shall assume this Agreement, and upon such assumption, Executive and the Successor Corporation shall become obligated to perform the terms and conditions of this Agreement. This Agreement inures to the benefit of and is enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive dies while any amounts are payable under this Agreement, all such amounts, unless otherwise provided, shall be paid in accordance with the terms of this Agreement to Executive’s spouse, or if none, to his devisee, legatee, or other designee, or, if there be no such designee, to his estate.

12)	Notice. For purposes of this Agreement, notices and all other communications shall be in writing (except notice of termination of employment by the Company without cause or for cause, which may be oral and shall be effective when given orally, but which shall be confirmed in writing to the Executive within two (2) business days thereafter, and except for notice of a voluntary termination of employment by Executive, which may be oral and shall be effective when given orally, but which shall be confirmed in writing to the Company within two (2) business days thereafter) and are effective when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Executive or his personal representative at his last known address. All notices to the Company shall be directed to the attention of the Chairman of the Board. Such other addresses may be used as either party may have furnished to the other in writing. Notices of change of address are effective only upon receipt.

13)	Miscellaneous. This Agreement contains all of the understandings and representations between the parties hereto pertaining to the subject matter hereof and supersedes all undertakings and agreements, whether oral or in writing, if any, previously entered into by them with respect thereto. Headings contained herein are for convenience reference only and shall not in any way affect the meaning or interpretation of this Agreement. All payments under this Agreement shall be subject to applicable income, excise and employment tax withholding requirements. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by Executive and the Company. A waiver of any breach of or compliance with any provisions or condition of this Agreement is not a waiver of similar or dissimilar provisions or conditions. The invalidity or unenforceability of any provision of this Agreement does not affect the validity or enforceability of any other provision of this Agreement, which remains in full force and effect.

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The parties have executed this Agreement effective as of the 9th day of January, 2002.

LSB BANCSHARES, INC.

/s/ Robert F. Lowe
By:	ROBERT F. LOWE
Chairman, President & CEO

MONROE JACKSON SMITH, JR.

/s/ Monroe Jackson Smith, Jr.